Ex. 99.28(d)(18)(v)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Dimensional Fund Advisors LP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Dimensional Fund Advisors LP, a Delaware limited partnership and investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved: i) the JNL/DFA International Core Equity Fund as a new fund of the Trust; and ii) the Sub-Adviser to provide sub-investment advisory services to the JNL/DFA International Core Equity Fund, effective June 24, 2019.

Whereas, the Parties have agreed to amend the Agreement to add the JNL/DFA International Core Equity Fund and its sub-advisory fee, effective June 24, 2019.

Whereas, the Parties have also agreed to amend the Agreement to correct the name of the Sub-Adviser and to correct the name of its general partner that is referenced in the Agreement’s signature block.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Any and all references to “Dimensional Fund Advisors L.P.” shall be deleted and replaced with “Dimensional Fund Advisors LP”; and the reference to “Dimensional Holdings, Inc.” in the signature block of the Agreement shall be deleted and replaced with Dimensional Holdings Inc.”

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 24, 2019, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 24, 2019, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of June 24, 2019.

Jackson National Asset Management, LLC		Dimensional Fund Advisors LP by Dimensional Holdings Inc., its general partner

By:	/s/ Mark D. Nerud	By:	/s/ Jeff J. Jeon
Name:	Mark D. Nerud	Name:	Jeff J. Jeon
Title:	President and CEO	Title:	Vice President

Schedule A

Dated June 24, 2019

Funds
JNL/DFA International Core Equity Fund
JNL/DFA U.S. Core Equity Fund

A-1

Schedule B

Dated June 24, 2019

(Compensation)

JNL/DFA International Core Equity Fund
Average Daily Net Assets	Annual Rate
All assets	0.27%

JNL/DFA U.S. Core Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.17%
Amounts over $100 Million	0.12%

B-1